Exhibit 99.1

NEWS

RELEASE

Vectren Corporation
P.O. Box 209
Evansville, IN 47702-0209

Investor Contact Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com

FOR IMMEDIATE RELEASE

July 31, 2009

Vectren Corporation Reports Second Quarter 2009 Results

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported second quarter 2009 net income of $5.2 million, or $0.07 per share, which excludes a charge related to an investment by ProLiance Energy, LLC in Liberty Gas Storage, LLC. This compares to net income of $4.7 million, or $0.06 per share, for the same quarter last year.  Net income for the six months ended June 30, 2009, excluding the charge, was $78.0 million, or $0.97 per share, compared to $68.7 million, or $0.90 per share, in 2008.    During the second quarter ended June 30, 2009, the company recorded an ($11.9) million after tax, or ($0.15) per share, charge related to ProLiance’s investment in Liberty Gas Storage, LLC.  The amount of the charge is generally consistent with previous disclosures about development issues at the Louisiana site.  Including the impacts of the charge, reported consolidated results for the second quarter and year to date were a net loss of $(6.7) million, or $(0.08) per share, and net income of $66.1 million, or $0.82 per share, respectively.  Net income excluding the charge is a non-GAAP performance measure.  See a discussion of this non-GAAP performance measure later in this earnings release.

Summary Results

•
Utility second quarter earnings were $6.6 million, or $0.08 per share, in 2009 compared to $8.8 million, or $0.12 per share, in 2008.  Year to date, utility earnings were $62.8 million, or $0.78 per share, compared to $66.8 million, or $0.88 per share, in 2008.

•
Nonutility losses, excluding the Liberty charge, were ($1.1) million, or ($0.01) per share in the second quarter of 2009, compared to losses of ($4.0) million, or ($0.05) per share, in 2008.  Year to date, nonutility earnings, excluding the Liberty charge, were $15.4 million, or $0.19 per share, compared to $2.3 million, or $0.03 per share, in 2008.

•	Year to date 2009 reported earnings per share are ($0.04) per share lower than 2008 due to the increased number of shares outstanding as a result of the issuance of common shares in June 2008.

“The company delivered solid financial results, excluding the Liberty charge, despite an extremely difficult economic environment.  Our utility results were down generally as expected, primarily due to lower large customer usage and lower wholesale power sales, both of which have been impacted by the recession.  The operating results from each of our primary nonutility business groups demonstrated growth in a difficult economic climate, improving for the quarter and year to date,” said Niel C. Ellerbrook, Vectren’s Chairman and CEO.

Ellerbrook added, “The continuing recession has significantly diminished the demand for Illinois Basin coal.  Customer inventories are approaching record levels forcing some customers to scale back deliveries.   As a result, 2009 coal sales will be less than planned and the growing customer inventory levels will likely cause the current demand and supply imbalance to extend into 2010.”

2009 Earnings Guidance

The company has reduced 2009 consolidated earnings guidance to a range of $1.60 to $1.80 per share from the previous range of $1.65 to $1.95 per share.  This range continues to exclude as a nonrecurring charge the impact of the charge related to ProLiance’s investment in Liberty Gas Storage.  This estimate includes projected earnings from the Utility Group of $1.20 to $1.30 per share and from the Nonutility Group of $0.40 to $0.50 per share.  The change in guidance is reflective of the continuing weakness in the economy including lower demand for electricity and, during the second quarter, a softening of the coal market as coal inventories began to build.   Changes in these expectations or other circumstances could materially impact earnings and result in earnings for 2009 significantly above or below this guidance.  These targeted ranges are subject to such factors discussed below under “Forward-Looking Statements.”

Charge Related to ProLiance’s Investment in Liberty Gas Storage

Liberty Gas Storage, LLC (Liberty), a joint venture between a subsidiary of ProLiance and a subsidiary of Sempra Energy (SE), is a development project for salt-cavern natural gas storage facilities.  ProLiance is the minority member with a 25 percent interest, which it accounts for using the equity method.  The project was expected to include 17 Bcf of capacity in its north facility (previously referred to as the Sulfur site, located near Sulfur, Louisiana), and an additional 17 Bcf of capacity in its south facility (previously referred to as the Hackberry site, near Hackberry, Louisiana). As more fully described below, it is now expected that only the south facility will be completed by the joint venture. This facility is expected to provide at least 17 Bcf of capacity. The Liberty pipeline system is currently connected with several interstate pipelines, including the Cameron Interstate Pipeline operated by Sempra Pipelines & Storage, and will connect area LNG regasification terminals to an interstate natural gas transmission system and storage facilities.  ProLiance’s investment in Liberty is $47.3 million at June 30, 2009, after reflecting the charge discussed below.

In late 2008, SE advised ProLiance that the completion of Liberty’s development at the north site had been delayed by subsurface and well-completion problems.   Based on testing performed in the second quarter of 2009, SE determined that attempts at corrective measures had been unsuccessful.  At June 30, 2009, Liberty recorded a charge of approximately $132 million to write off the caverns and certain related assets, reflecting SE’s view that it is probable that investments made at the north site will provide no future economic benefit.  As an equity investor in Liberty, ProLiance recorded its share of the charge, totaling $33 million at June 30, 2009.  The company’s share is $11.9 million after tax, or $0.15 per share, and is reflected in the June 30, 2009 financial statements. The charge is not material to the company’s financial condition.  ProLiance does not expect it to impact its future liquidity or access to capital, nor is it expected that this situation will impact ProLiance’s ability to meet the needs of its customers.

Utility Group Discussion

The Utility Group’s 2009 earnings for the quarter ended June 30, 2009 were $6.6 million, compared to $8.8 million in 2008 and $62.8 million for the six months ended June 30, 2009, compared to $66.8 million in 2008.  The declines resulted primarily from lower large customer usage and lower wholesale power sales, both of which have been impacted by the recession.  Increased revenues associated with regulatory initiatives and warmer weather in June 2009 partially offset these declines.

Gas Utility Margin
Gas utility margins were $81.1 million and $253.9 million for the three and six months ended June 30, 2009.  Following are reconciliations of the changes from 2008:
		Year
	Three	to
(millions)	Months	Date
2008 Gas Utility Margin	$81.1	$252.7

Regulatory initiatives, including the full impact of the Vectren North base rate
increase and the Vectren Ohio base rate increase	2.8	6.3
Recessionary impacts:
Large customer margin decreases	(1.4)	(3.3)
Decreased small customer counts	(0.5)	(1.0)
Costs directly recovered in margin and other	(0.9)	(0.8)
Total change in Gas Utility Margin	-	1.2

2009 Gas Utility Margin	$81.1	253.9

Electric Utility Margin
Retail & Firm Wholesale Margin
Electric retail utility margins were $78.4 million and $150.7 million for the three and six months ended June 30, 2009.  Following are reconciliations of the changes from 2008:
		Year
	Three	to
(millions)	Months	Date
2008 Retail Electric Margin	$73.6	$146.7

Return on pollution control investments	1.4	1.9
Recovery of tracked MISO and pollution control related costs	3.1	5.6
Weather	2.4	1.8
Recessionary impacts:
Large customer margin decreases	(1.7)	(3.7)
Declines in small customer count and usage	(0.4)	(1.4)
All other changes	-	(0.2)
Total change in Retail Electric Margin	4.8	4.0

2009 Retail Electric Margin	$78.4	$150.7

Margin from Wholesale Activities
For the three and six months ended June 30, 2009, wholesale margins were $4.0 million and $9.7 million, representing decreases of ($1.1) million and ($3.5) million, compared to 2008.  Quarterly and year to date decreases of ($2.7) million and ($7.2) million, respectively, relate to lower margin retained by the company from off-system sales.  The company experienced lower wholesale power marketing margins due primarily to lower demand and wholesale prices due to the recession, coupled with increased coal costs.  The base rate case effective August 17, 2007, requires that wholesale margin from off-system sales earned above or below $10.5 million be shared equally with customers as measured on a fiscal year ending in August, and results reflect the impact of that sharing.

Beginning in June 2008, the company began earning a return on electric transmission projects constructed by the company in its service territory that meet the criteria of Midwest Independent System Operator’s (MISO) transmission expansion plans.  Margin associated with these projects totaled $2.2 million and $0.7 million, respectively, for the three months ended June 30, 2009 and 2008 and for the six months ended June 30, 2009 and 2008, margin totaled $4.3 million and $0.7 million, respectively.

Other Operating

For the three and six months ended June 30, 2009, other operating expenses were $78.7 million and $158.0 million, which represent increases of $4.2 million and $9.5 million, compared to 2008.  Approximately $2.7 million and $7.2 million of the increases result from increased costs directly recovered through utility margin.  Examples of such tracked costs include Ohio bad debts, Indiana gas pipeline integrity management costs, costs to fund Indiana energy efficiency programs, and MISO transmission revenues and costs, among others.  The remaining increase is primarily related to higher levels of bad debt expense associated with the Indiana service territory. Quarter over quarter and year over year all other operating expenses were generally flat.

Depreciation & Amortization

For the three and six months ended June 30, 2009, depreciation expense was $45.0 million and $88.9 million, which represents increases of $4.1 million and $7.3 million, compared to 2008.  Plant additions include the approximate $100 million SO2 scrubber placed into service January 1, 2009 for which depreciation totaling $1.5 million in the quarter and $2.6 million year to date is directly recovered in electric utility margin.

Taxes Other Than Income Taxes

For the three and six months ended June 30, 2009, taxes other than income taxes were $12.6 million and $35.4 million, which represent decreases of ($1.3) million for the quarter and ($4.7) million year over year, compared to 2008.  The decrease is attributable to lower utility receipts, excise, and usage taxes caused principally by lower gas prices and is tracked in revenues.

Interest Expense

For the three and six months ended June 30, 2009, interest expense was $20.0 million and $38.7 million, which represents an increase of $0.9 million in the quarter and a decrease of ($1.2) million year to date, compared to 2008.  The increase in the quarter reflects a long-term financing transaction completed in the second quarter of 2009 in which Vectren Utility Holdings, Inc. (VUHI) issued $100 million in unsecured eleven year notes with an interest rate of 6.28 percent to institutional investors.  Both periods reflect lower short-term interest rates and lower average short-term debt balances impacted favorably by lower gas prices.

Income Taxes

For the three and six months ended June 30, 2009, federal and state income taxes were $3.5 million and $35.3 million, which represents decreases of ($1.9) million and ($5.8) million, compared to 2008.  The lower taxes are primarily due to lower pretax income.

Nonutility Group Discussion

All amounts included in this section are after tax.  Results reported by business group are net of nonutility group corporate expense.

The Nonutility Group’s 2009 second quarter seasonal loss, excluding the Liberty charge, was ($1.1) million compared to a loss of ($4.0) million in 2008.  Year to date, nonutility net income, excluding the Liberty charge, was $15.4 million, compared to $2.3 million in 2008.  An improvement of $3.9 million in the quarter as compared to the prior year is attributable to better results from each of the primary nonutility operating business groups.  Primary nonutility business groups are Energy Marketing and Services, Coal Mining, and Energy Infrastructure Services.

Year to date, nonutility earnings, excluding the Liberty charge, have increased $13.1 million.  Year to date, Energy Marketing and Services’ earnings reflect retail gas marketing earnings $6.1 million higher than the prior year.  Coal Mining has shown improvement due to new contract pricing effective January 1, 2009, increasing its contribution to earnings by approximately $4.5 million. The remaining year to date increase is primarily due to second quarter renewable energy project activity at Energy Systems Group, LLC (ESG).

Energy Marketing and Services

Energy Marketing and Services is comprised of the company’s gas marketing operations, energy management services, and retail gas supply operations.  Results, inclusive of holding company costs, from Energy Marketing and Services for the quarter ended June 30, 2009, was at a loss of ($4.7) million compared to a loss of ($6.7) million in 2008.  The year to date income in 2009 was $10.8 million compared to earnings of $2.3 million in 2008.  Operating entities contributing to these results include Vectren Source, and ProLiance.  Results in 2009 exclude the Liberty charge of $11.9 million, after tax.

Vectren Source, the company’s retail gas marketer, operated at a seasonal loss of ($1.7) million in the second quarter of 2009, compared to a loss of ($1.2) million in 2008.  Year to date, Vectren Source earned $6.9 million, compared to $0.8 million in 2008.  The higher year to date earnings resulted primarily from favorable market conditions over the course of the first quarter as revenues on variable priced sales contracts fell more slowly than gas costs.  Due to the seasonal nature of the retail gas supply business and due to prices charged to customers more fully reflecting the current lower gas prices, such higher earnings are not expected to continue for the remainder of 2009.  Vectren Source’s customer count at June 30, 2009 was approximately 182,000 customers, compared to 152,000 customers at June 30, 2008.

During the three months ended June 30, 2009, ProLiance’s operating results, excluding the Liberty charge, were a seasonal loss of ($2.7) million, compared to a loss of ($4.4) million in 2008.  Excluding the Liberty charge, during the six months ended June 30, 2009, ProLiance earned approximately $4.2 million, compared to earnings of $3.3 million in 2008.  The year to date improvement of $0.9 million reflects improving cash to NYMEX spreads during the second quarter.  The first quarter was impacted by lower margin due to lower seasonal spreads locked in last year.  Current year seasonal spreads have improved and will be realized in the fourth quarter of 2009 and the first quarter of 2010.    ProLiance’s storage capacity is 46 BCF compared to 42 BCF at December 31, 2008.

Coal Mining

Coal Mining mines and sells coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels).

Coal Mining, inclusive of holding company costs, earned approximately $0.7 million in the second quarter of 2009, compared to a loss of ($0.2) million in 2008.  Year to date, Coal Mining earned $3.4 million compared to a loss of ($1.1) million in 2008.  Coal Mining earnings have increased based on new pricing in contracts effective January 1, 2009.  The impacts of higher revenues have been somewhat offset by increased costs per ton mined.  This anticipated increase in costs is reflective of efforts to reconfigure the mining operation at Prosperity mine in order to improve future productivity.

The continuing recession has resulted in a recent, but significant, decrease in the demand for and market price of Illinois Basin coal.  The lowered demand is resulting in some build up of coal inventories at most customer locations as well as at Vectren Fuels’ mines as a result of contracts with minimum delivery provisions, which enable the customers to scale back their deliveries within specified limits.  This is expected to result in less 2009 mine production.  Further, Vectren Fuels is currently in a dispute with one customer regarding its purchase contract and Vectren Fuels is working to resolve the dispute.  As previously reported, the company began 2009 with a limited amount of production that was unsold.  Given the current market conditions, revised expectations for full year 2009 sales are 3.4 to 3.6 million tons, a reduction from the previous expectation of 4.6 to 5.2 million tons.  Further, the growing customer coal inventory levels will likely cause the current demand and supply imbalance to extend into 2010.

The first of two new underground mines located near Vincennes, Indiana is nearing completion.  For testing purposes and to build the initial coal pile, minor coal extraction began early in the third quarter of 2009.   Vectren Fuels expects the initial mine to be in service during the fourth quarter of 2009 with the second mine opening in 2011.  However, Vectren Fuels may continue to change this time table as it evaluates the impacts of current market conditions.  Reserves at the two mines are estimated at 88 million tons of recoverable number-five coal at 11,200 BTU (British thermal units) and less than 6-pound sulfur dioxide.  The reserves at these new mines of 88 million tons bring total coal reserves to approximately 119 million tons at June 30, 2009.  Once in production, the two new mines are capable of producing 5 million tons of coal per year.  Of the total $170 million investment management estimates to access the reserves, Vectren Fuels has invested approximately $115 million in the new mines through June 30, 2009.

Energy Infrastructure Services

Energy Infrastructure Services provides underground construction and repair to utility infrastructure through Miller Pipeline Corporation (Miller) and energy performance contracting and renewable energy services through ESG.  Inclusive of holding company costs, Energy Infrastructure Services contributed earnings of $3.6 million in the second quarter of 2009, compared to $2.7 million in 2008.  Year to date earnings were $3.0 million in 2009, compared to a loss of ($0.5) million in 2008.

Miller’s 2009 earnings were $1.2 million in the second quarter, compared to $2.0 million in 2008.  Miller earned approximately $0.8 million year to date in 2009, compared to $0.3 million in 2008.  The decline in the second quarter is primarily due to recessionary impacts resulting in smaller margins on projects.  The year over year increase is due to lower interest rates and favorable weather conditions which allowed for more efficient completion of first quarter projects.

ESG’s 2009 earnings were $2.9 million in the second quarter, compared to $1.0 million in 2008.  ESG earned approximately $3.0 million year to date in 2009, compared to a loss of ($0.1) million in 2008. The increase results from the second quarter 2009 sale of a 3.2 MW land fill gas facility located in the company’s electric service territory as part of its ongoing renewable energy project development strategy.  The sale to the company’s electric utility, as part of its strategy to continue to build a renewable energy portfolio, was approved by the Indiana Utility Regulatory Commission.

At June 30, 2009, ESG’s backlog was $77 million, compared to $49 million at June 30, 2008.   The national focus on a comprehensive energy strategy as evidenced by the Energy Independence and Security Act of 2007 and the American Recovery and Reinvestment Act of 2009 is likely to create favorable conditions for ESG’s growth and resulting earnings.

Other Businesses

For the three and six months ended June 30, 2009, other nonutility businesses, which include legacy real estate and other investments, operated at a loss of ($0.7) million and ($1.8) million, respectively, compared to income of $0.2 million and $1.6 million in 2008.  The decrease in earnings is primarily due to favorable adjustments recorded in 2008 related to income tax true-ups.

Use of Non-GAAP Measures

In this press release per share earnings contributions of the Utility Group, Nonutility Group, and Corporate and Other are presented.  Such per share amounts are based on the earnings contribution of each group included in Vectren’s consolidated results divided by Vectren’s basic average shares outstanding during the period.  The earnings per share of the groups do not represent a direct legal interest in the assets and liabilities allocated to the groups, but rather represent a direct equity interest in Vectren Corporation's assets and liabilities as a whole.  These non-GAAP measures are used by management to evaluate the performance of individual businesses.  Accordingly management believes these measures are useful to investors in understanding each business’ contribution to consolidated earnings per share and analyzing period to period changes.

This press release also contains other non-GAAP financial measures that exclude a charge related to ProLiance’s investment in Liberty Gas Storage, LLC (Liberty charge).  Management uses consolidated net income, consolidated earnings per share, and Nonutility Group net income, excluding the Liberty charge, to evaluate its results.   Management believes analyzing underlying business trends is aided by the removal of the Liberty charge due to the significant impact it has on comparability between the periods reported.   The economic substance to use such non-GAAP measures is that the charge in all cases substantially decreases the performance measures, and the period to period changes do not provide meaningful comparative information regarding typical operating results.

A material limitation associated with the use of these measures excluding the Liberty charge is that these measures excluding the Liberty charge do not include all costs (i.e. the Liberty charge) recognized in accordance with GAAP.  Management compensates for this limitation by prominently displaying a reconciliation of these non-GAAP performance measures to their closest GAAP performance measures.  This display also provides financial statement users the option of analyzing results as management does or by analyzing GAAP results.

The following table reconciles consolidated net income, consolidated basic EPS, and Nonutility Group net income to those results excluding the Liberty charge.
	Three Months Ended June 30, 2009			Six Months Ended June 30, 2009
(In Millions, except EPS)	GAAP Measure	Less Liberty Charge	Non-GAAP Measure	GAAP Measure	Less Liberty Charge	Non-GAAP Measure
Consolidated
Net Income(Loss)	$(6.7)	(11.9)	$5.2	$66.1	(11.9)	$78.0
Basic EPS	$(0.08)	(0.15)	$0.07	$0.82	(0.15)	$0.97
Nonutility Group Net Income (Loss)	$(13.0)	(11.9)	$(1.1)	$3.5	(11.9)	$15.4

The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on July 31, 2009
Vectren’s financial analyst call will be at 11:00 a.m. (EDT), July 31, 2009 at which time management will discuss financial results and 2009 earnings guidance.  To participate in the call, analysts are asked to dial 1-888-818-6237 and present the conference call ID# 18432034.  All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com.  A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana.  Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio.  Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit   www.vectren.com.

Forward-Looking Statements
All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, ”endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, “likely”, and similar expressions intended to identify forward-looking statements.  Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.  Increased competition in the energy industry, including the effects of industry restructuring and unbundling.  Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases.  Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state and federal entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight.  Economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations.  Economic conditions surrounding the current recession, which may be more prolonged and more severe than cyclical downturns, including significantly lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; decreases in demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments.  Increased natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.  Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.

Direct or indirect effects on the company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.  The performance of projects undertaken by the company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the company’s coal mining, gas marketing, and energy infrastructure strategies.  Factors affecting coal mining operations including Mine Safety and Health Administration (MSHA) guidelines and interpretations of those guidelines; geologic, equipment, and operational risks; sales contract negotiations and interpretations; volatile coal market prices; supplier and contract miner performance; the availability of key equipment, contract miners and commodities; availability of transportation; and the ability to access/replace coal reserves.  Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness.  Legal and regulatory delays and other obstacles associated with mergers, acquisitions and investments in joint ventures.  Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws.  Changes in or additions to  federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2008 annual report on Form 10-K filed on February 19, 2009.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.